CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

This CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT (the "Agreement"), dated as of October 20, 2006, is made between Bloodhound Search Technologies, Inc., a Nevada corporation with an office currently at 19901 Southwest Freeway, Suite 114, Sugarland, Texas 77479 (the "Company"), and the undersigned employee.

In consideration of my employment with the Company, the receipt of confidential information while associated with the Company, and other good and valuable consideration, I, the undersigned individual, agree that:

1.  Term of Agreement. This Agreement shall continue in full force and effect for the duration of my employment by the Company (the "Period of Employment") and shall continue thereafter until terminated through a written instrument signed by both parties.

2.  Confidentiality.

(a) Definitions. For purposes of this Agreement, "Confidential Information" shall mean any information relating to the business, operations, affairs, technology, development, assets or condition (financial or otherwise) of the Company which is not generally known by non-company personnel, or is proprietary or in any way constitutes a trade secret (regardless of the medium in which information is maintained or whether it is identified as confidential by the Company) which I develop or which I obtain knowledge of or access to through or as a result of the my relationship with the Company. Confidential Information specifically includes, without limitation, business and marketing plans, financings, cost and pricing information, financing and potential financing sources of the Company, supplier information, all source code, system and user documentation, and other technical documentation pertaining to the hardware and software programs of the Company, including any proposed design and specifications for future products and products in development, and all other technical and business information considered confidential by the Company. Confidential Information shall not include any information that is generally publicly available or otherwise in the public domain other than as a result of a breach by me of my obligations hereunder.

(b)  Existence of Confidential Information. The Company owns and has developed and compiled, and will develop and compile, certain trade secrets, proprietary techniques, codes, technologies and other Confidential Information which have great value to its business. This Confidential Information includes not only information disclosed by the Company to me, but also information developed or learned by me during the course of my employment with the Company.

(c)  Protection of Confidential Information. I will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any third party, other than in my assigned duties and for the benefit of the Company, any of the Company's Confidential Information, either during or after my employment with the Company. I agree not to publish, disclose or otherwise disseminate such information without prior written approval of the President of the Company.

(d)  Delivery of Confidential Information. Upon request or when my employment with the Company terminates, I will immediately deliver to the Company all copies of any and all materials and writings received from, created for, or belonging to the Company including, but not limited to, those which relate to or contain Confidential Information.

(e)  Prior Actions and Knowledge. I represent and warrant that from the time of my first contact with the Company I held in strict confidence all Confidential Information and have not disclosed any Confidential Information, directly or indirectly, to anyone outside the Company, or used, copied, published, or summarized any Confidential Information, except to the extent otherwise permitted in this Agreement and in the Executive Employment Agreement between the parties herein.

3.  Proprietary Rights, Inventions and New Ideas.

(a)  Definition. The term "Subject Ideas or Inventions" includes any and all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the foregoing that, whether or not patentable, which are conceived, developed or created which: (i) relate to the Company's current or contemplated business or activities; (ii) relate to the Company's actual or demonstrably anticipated research or development; (iii) result from any work performed by me for the Company; (iv) involve the use of the Company's equipment, supplies, facilities or trade secrets; (v) result from or are suggested by any work done by the Company or at the Company's request, or any projects specifically assigned to me; or (vi) result from my access to any of the Company's memoranda, notes, records, drawings, sketches, models, maps, customer lists, research results, data, formulae, specifications, inventions, processes, equipment or other materials (collectively, "Company Materials").

(b)  Company Ownership. All right, title and interest in and to all Subject Ideas and Inventions, including but not limited to all registrable and patent rights which may subsist therein, shall be held and owned solely by the Company, and where applicable, all Subject Ideas and Inventions shall be considered works made for hire. I shall mark all Subject Ideas and Inventions with the Company's copyright or other proprietary notice as directed by the Company and shall take all actions deemed necessary by the Company to protect the Company's rights therein. In the event that the Subject Ideas and Inventions shall be deemed not to constitute works made for hire, or in the event that I should otherwise, by operation of law, be deemed to retain any rights (whether moral rights or otherwise) to any Subject Ideas and Inventions, I agree to assign to the Company, without further consideration, my entire right, title and interest in and to each and every such Subject Idea and Invention.

(c)  Maintenance of Records. I agree to disclose promptly to the Company full details of any and all Subject Ideas and Inventions. I agree to keep and maintain adequate and current written records of all Subject Ideas and Inventions and their development made by me (solely or jointly with others) during the term of my employment with the Company. These records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. These records will be available to and remain the sole property of the Company at all times.

(d)  Determination of Subject Ideas and Inventions. I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer hardware or software, data, code, original work of authorship, design, formula, discovery, patent, copyright, product, and all improvements, know-how, rights, and claims related to the foregoing ("Intellectual Property"), that I do not believe to be a Subject Idea or Invention, but that is conceived, developed, or reduced to practice by the Company (alone by me or with others) during the Period of Employment and for one (1) year thereafter, shall be disclosed promptly by me to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the Intellectual Property is a Subject Idea or Invention subject to this Agreement.

(e)  Obligation to Keep the Company Informed. During the period of my engagement and for six (6) months after termination of my engagement by the Company, I shall promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I shall promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of my engagement by the Company.

(f)  Access. Because of the difficulty of establishing when any Subject Ideas or Inventions are first conceived by me, or whether they result from my access to Confidential Information or Company Materials, I agree that any Subject Idea and Invention shall, among other circumstances, be deemed to have resulted from my access to Company Materials if: (i) it grew out of or resulted from my work with the Company or is related to the business of the Company, and (ii) it is made, used, sold, exploited or reduced to practice, or an application for patent, trademark, copyright or other proprietary protection is filed thereon, by me or with my significant aid, within one (1) year after termination of the Period of Employment.

(g)  Assistance. I further agree to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights or other rights or registrations on said Subject Ideas and Inventions in any and all countries, and to that end will execute all documents necessary: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection; and (iii) to cooperate with the Company (but at the Company's expense) in any enforcement or infringement proceeding on such letters patent, copyright or other analogous protection.

(h)  Authorization to Company. In the event the Company is unable, after reasonable effort, to secure my signature on any patent, copyright or other analogous protection relating to a Subject Idea and Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf and stead to execute and file any such application, applications or other documents and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of letters patent, copyright or other analogous rights or protections thereon with the same legal force and effect as if executed by me. My obligation to assist the Company in obtaining and enforcing patents and copyrights for Subject Ideas and Inventions in any and all countries shall continue beyond the termination of my relationship with the Company, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance.

(i)  Existing Ideas. I acknowledge that there are no currently existing ideas, processes, inventions, discoveries, marketing or business ideas or improvements which I desire to exclude from the operation of this Agreement. To the best of my knowledge, there is no other contract to assign inventions, trademarks, copyrights, ideas, processes, discoveries or other intellectual property that is now in existence between me and any other person (including any business or governmental entity).

4.  Termination Obligations.

(a)  Upon the termination of my relationship with the Company or promptly upon the Company's request, I shall surrender to the Company all equipment, tangible Confidential Information, documents, books, notebooks, records, reports, notes, memoranda, drawings, sketches, models, maps, contracts, lists, computer disks (and other computer-generated files and data), any other data and records of any kind, and copies thereof, created on any medium and furnished to, obtained by, or prepared by myself in the course of or incident to my employment, that are in my possession or under my control.

(b)  Following any termination of the Period of Employment, I will fully cooperate with the Company in all matters relating to my continuing obligations under this Agreement.

(c)  In the event that I leave the employ of the Company I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(d)  Upon termination of the Period of Employment, I will execute a Certificate acknowledging compliance with this Agreement in the form reasonably provided by the Company.

5.  Injunctive Relief. I acknowledge that my failure to carry out any obligation under this Agreement, or a breach or threatened breach by me of any provision herein, will constitute immediate and irreparable damage to the Company, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance. I also understand that other action may be taken and remedies enforced against me.

6.  General Provisions.

(a)  Modification; Non-waiver. No modification of this Agreement shall be valid unless made in writing and signed by both parties. The failure of either the Company or me, whether purposeful or otherwise, to exercise in any instance any right, power or privilege under this Agreement or under law shall not constitute a waiver of any other right, power or privilege, nor of the same right, power or privilege in any other instance. Any waiver by the Company or by me must be in writing and signed by either myself, if I am seeking to waive any of my rights under this Agreement, or by an officer of the Company (other than me) or some other person duly authorized by the Company.

(b)  Binding Effect. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and is for the benefit of the Company and its successors and assigns.

(c) Governing Law. This Agreement shall be construed in accordance with, and all actions arising under or in connection therewith shall be governed by, the internal laws of the State of Nevada (without reference to conflict of law principles).

(d)  Entire Agreement. This Agreement sets forth the parties' mutual rights and obligations with respect to the subject matter of this Agreement. It is intended to be the final, complete, and exclusive statement of the terms of the parties' agreements regarding these subjects. This Agreement supersedes all other prior and contemporaneous agreements and statements on these subjects, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements.

(e)  Attorneys' Fees. Should the Company, or any successor or assign of the Company, resort to legal proceedings to enforce this Agreement, the Company in such legal proceeding shall be awarded, in addition to such other relief as may be granted, attorneys' fees and costs incurred in connection with such proceeding.

(g)  Severability; Rights Cumulative. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either the Company or me (or by that party's successor), whether pursuant hereto, to any other agreement, or to law, shall not preclude or waive that party's right to exercise any or all other rights and remedies. This Agreement will inure to the benefit of the Company and its successors and assigns.

(h)  Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if it is in writing, and if and when it is hand delivered or sent by regular mail, with postage prepaid, to my residence (as noted in the Company's records), or to the Company's principal office, as the case may be.

(i)  Assignment. This Agreement may not be assigned without the Company's prior written consent.

(j)  Employee Acknowledgment. I acknowledge that I have had the opportunity to consult legal counsel in regard to this Agreement, that I have read and understand this Agreement, that I am fully aware of its legal effect, and that I have entered into it freely and voluntarily and based on my own judgment and not on any representations or promises other than those contained in this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

CAUTION: THIS AGREEMENT CREATES IMPORTANT OBLIGATIONS OF TRUST AND AFFECTS THE EMPLOYEE'S RIGHTS TO INVENTIONS AND OTHER INTELLECTUAL PROPERTY THE EMPLOYEE MAY DEVELOP DURING HIS EMPLOYMENT.

Dated: October 20, 2006
EMPLOYEE:

	By:	/s/ Brian Wade Bickford
Name: Brian Wade Bickford

COMPANY:

BLOODHOUND SEARCH TECHNOLOGIES, INC.

By:	/s/ David Campbell
Name: David Campbell